
                                                                 Exhibit 11
                             Rymer Foods Inc.
                     Computation of Earnings Per Share
                 for the one period ended October 25, 1997
                   (in thousands, except per share data)


                                                 One Period
                                              Ending        Ending
                                             Oct. 25,      Oct. 25,
                                               1997          1997

                                              Primary        Fully
                                              Diluted       Diluted

AVERAGE SHARES OUTSTANDING
 1  Average shares outstanding                 4,300         4,300
 2  Net additional shares assuming stock
     options and warrants exercised and
     proceeds used to purchase treasury
     shares                                      -             -
 3  Net additional shares assuming
     conversion of preferred stock not
     considered a common stock
     equivalent at issuance

 4  Average number of common
     shares outstanding                         4,300        4,300

EARNINGS
 5  Loss from continuing operations          $   (113)    $   (113)

 6  Net loss                                 $   (113)    $   (113)
PER SHARE AMOUNTS
     Loss from continuing operations
      (line 5 / line 4)                      $  (0.03)    $  (0.03)

     Net loss
      (line 6 / line 4)                      $  (0.03)    $  (0.03)


Note: Earnings per share has been calculated using the treasury stock method.

    Earnings per share amounts for all other reporting periods as it relates to the predecessor company is not meaningful due to the reorganization.
